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                                                                    EXHIBIT 99.2

July 18, 2002

                       SUPPLEMENTAL JUNE 2002 QUARTER DATA

To make more efficient use of the time allocated for this morning's conference call, we are providing detailed variance information on our operating and non-operating expenses to assist you in analyzing Delta's June 2002 quarterly results. This information is intended to supplement that provided in the conference call (scheduled for 10:00 a.m. ET today) and in the earnings release. June quarter revenue performance will be discussed in the conference call.

JUNE 2002 QUARTER VS. JUNE 2001 QUARTER

- Operating expenses, excluding unusual items, decreased 7% to $3.58 billion on a 6% decrease in capacity. Total operating expenses for the quarter decreased 7% to $3.60 billion.

- Excluding unusual items, Delta's total unit cost decreased 0.3% to 9.98 cents from 10.02 cents. Fuel price neutralized unit costs increased 0.5% to 10.07 cents from 10.02 cents.

- Salaries and related expense was flat year over year reflecting staffing reductions implemented in the December 2001 quarter which was offset by both increased pension expense, as well as decreased costs during the June 2001 quarter resulting from the Comair pilot strike.

- Aircraft fuel expense decreased 13% due primarily to a decrease in fuel prices and total consumption. Delta's average fuel price per gallon, including hedge proceeds, fell 7% to 63.13 cents from 67.95 cents. Total gallons consumed fell 6% primarily due to capacity reductions.

- Depreciation and amortization decreased 12% due to a lower asset base in the current year and the effects of a new accounting pronouncement requiring no amortization to be recorded for goodwill.

- Contracted services expense decreased 5% due to capacity decreases, partially offset by an increase in security costs.

- Landing fees and other rents increased 10% due primarily to increased airport and landing fee rates as well as the impact of the Comair strike in 2001.

- Aircraft maintenance materials and outside repairs decreased 6% due primarily to reduced maintenance volume and materials consumption, partially offset by the impact of the Comair strike during 2001.

- Aircraft rent decreased 4% due mainly to a decrease in the number of leased aircraft resulting from our fleet simplification efforts.

- Other selling expenses decreased 15% due primarily to lower credit card and booking fee costs resulting from lower revenue volume, as well as reduced advertising and promotion spending, partially offset by effects of the Comair strike during 2001.

- Passenger commissions declined by 38% primarily due to the change in our commission rate structure, as well as lower revenue volume.

- Passenger service expense decreased 23% due primarily to meal service changes and lower traffic volumes.

- Other expense decreased 15% primarily due to decreases in interrupted trip expenses, professional fees and general supply and utility costs, partially offset by an increase in war risk insurance.

- Interest expense, net increased $64 million as a result of higher levels of debt outstanding.

- Miscellaneous income increased $23 million primarily due to lower losses this year from equity investments.

Please feel free to call me at 404-715-6679 if you have any questions. Thank you for your continued support of Delta Air Lines.

Gail Grimmett